UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   July 18, 2011

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02.   Unregistered Sales of Equity Securities

On July 18, 2011, LSB Industries, Inc. (the “Company”), issued 72,800 shares of  common stock pursuant to the conversion by SBL, L.L.C. of $2,000,000 aggregate principal amount of the Company’s 5.5% Convertible Senior Subordinated Debentures due 2012 (the “Debentures”). The Debentures are convertible, in whole or in part, into shares of the Company’s common stock prior to their maturity at a conversion rate of 36.4 shares of the Company’s common stock per $1,000 principal amount of Debentures (representing a conversion price of $27.47 per share of common stock), subject to adjustment under certain conditions. As of July 18, 2011, $500,000 aggregate principal amount of the Debentures remain outstanding. SBL, L.L.C. is an entity owned directly and/or indirectly by the Company’s Chairman of the Board and Chief Executive Officer, and members of his immediate family (spouse and children), including the Company’s Vice Chairman and President and the Chief Operating Officer of the Company’s Climate Control Business, each of whom are also directors of the Company.

The Company also issued 4,000 shares of common stock pursuant to the conversion by Jack E. Golsen, our Chairman of the Board and Chief Executive Officer, of a convertible promissory note, dated August 16, 1985, as amended. Pursuant to the terms of the note, the note was convertible into shares of the Company’s common stock at the rate of $2.00 for each share of common stock.  The principal balance of the note was $8,000 on the date of conversion.

The closing price of the Company’s common stock on July 18, 2011, was $43.58 per share. The shares of common stock issued upon the conversions described in this report were issued pursuant to an exemption from registration under Section 3(a)(9) and/or Section 4(2) of the Securities Act of 1933, as amended. No commissions were paid in connection with these conversions.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           July 19, 2011

LSB INDUSTRIES, INC.

By: /s/David R. Goss
David R. Goss, Executive
Vice President of Operations